Exhibit 10.26

Tyler Wall

Pursuant to the terms of his employment as of March 9, 2004, Mr. Wall receives an annual base salary of $200,000. Mr. Wall is eligible for an annual bonus of up to forty percent (40%) of his base salary based upon Company performance goals. Mr. Wall is eligible for Stock Awards under the Company’s Equity Incentive Plans and may participate in the Company’s Employee Stock Purchase Plan. Mr. Wall and the Company have entered into a Change in Control Agreement as well as the Company’s Form Indemnification agreement. Mr. Wall is also entitled to reimbursement for tax preparation services in the amount of up to $1,000 per annum. Mr. Wall is eligible for Company health benefits and may participate in the Company 401K plan offered to all employees.